Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the inclusion in the foregoing Registration Statement of BAO Holding Limited and its subsidiaries (collectively the “Company”) on the Form F-1 of our report dated on July 11, 2025, relating to our audits of the accompanying consolidated balance sheets of the Company as of March 31, 2025 and 2024, and the related consolidated statements of income, financial position, changes in shareholders’ equity and cash flows for the two years in the period ended March 31, 2025.

We also consent to the reference to our firm under the caption “Experts” in the Prospectus, which is part of this Registration Statement.

/s/ TAAD LLP

Diamond Bar, California

July 11, 2025